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                                                                 Exhibit 99.1



                    UNITEDHEALTH GROUP REDEEMS CONVERTIBLE
                               PREFERRED STOCK

MINNEAPOLIS (December 24, 1998) - UnitedHealth Group (NYSE: UNH) today announced that it has redeemed all of its outstanding 5.75 percent Series A Convertible Preferred Stock ("Preferred Stock"), at a price of $1,040.25 per share, for an aggregate redemption cost of approximately $520 million.

The redemption of the Preferred Stock was funded using the proceeds from the company's recent debt financing. Under the terms of the Preferred Stock, UnitedHealth Group paid holders a call premium which was included in the aggregate redemption cost of $520 million. This premium of approximately $20 million will be a one-time, non-operating charge in the fourth quarter of 1998 equal to $0.11 per share.

UnitedHealth Group (www.unitedhealthgroup.com) provides a broad spectrum of resources and services to help people achieve improved health and well-being through all stages of life. UnitedHealth Group is organized into six businesses: UnitedHealthcare, Uniprise, Ovations, Specialized Care Services, Ingenix and Unimerica.